As filed with the Securities and Exchange Commission on May 13, 2022

Registration No. 333-238695

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-238695

UNDER

THE SECURITIES ACT OF 1933

Bottomline Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

02-0433294

(I.R.S. Employer Identification Number)

325 Corporate Drive

Portsmouth, NH 03801, USA

(603) 436-0700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Craig Saks

Chief Executive Officer

Bottomline Technologies, Inc.

325 Corporate Drive

Portsmouth, NH 03801, USA

(603) 436-0700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Theodore A. Peto, P.C.

Peter Stach

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration    statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Bottomline Technologies, Inc., a Delaware corporation (“Bottomline”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-238695), registering an indeterminate number of debt securities, common stock, par value $0.001, preferred stock, par value $0.001, depository shares, purchase contracts, purchase units and warrants of Bottomline, filed with the SEC on May 26, 2020.

On December 16, 2021, Bottomline entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bottomline Intermediate Holdings III, LLC (formerly known as Project RB Parent, LLC), a Delaware limited liability company (“Parent”), and Project RB Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, on May 13, 2022, Merger Sub merged with and into Bottomline with Bottomline surviving the merger as a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Bottomline has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by Bottomline in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Bottomline hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, State of New Hampshire, on May 13, 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

BOTTOMLINE TECHNOLOGIES, INC.

By:	/s/ Eric Morgan

Name:	Eric Morgan
Title:	Executive Vice President, Global Controller